SECOND ADDENDUM
TO
PURCHASE OF ASSETS AGREEMENT

            This Second Addendum to Purchase of Assets Agreement is dated this 17th day of November, 2000, between MATLACK LEASING
CORPORATION, a Delaware Corporation ("Seller") and

MATLACK LEASING, LLC, a Pennsylvania Limited Liability Company
("Buyer").

                                W I T N E S S E T H:

            WHEREAS, the Seller and Buyer are parties to a Purchase of Assets Agreement ("Agreement") dated November 10, 2000, for the sale and purchase of certain tank containers, tank trailers, and customer leases as more fully described therein; and

            WHEREAS, the Seller and Buyer entered into an Amendment to Purchase of Assets Agreement dated November 15, 2000; and

            WHEREAS, the Seller and Buyer desire to further amend the Agreement pursuant to the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the aforesaid premises and in consideration of the promises, covenants, warranties and representations hereinafter set forth, the parties hereto agree as follows:

1. Any terms not otherwise defined herein shall have the meaning assigned to it in the Agreement.

2. The Closing pursuant to the Agreement occurred on November 16, 2000. In connection with the Closing, Buyer will cause to be wired, pursuant to the direction of Seller, the sum of $8,615,996 to First Union National Bank ("First Union") in accordance with the terms of a Release Letter dated November 17, 2000 ("First Union Release Letter"), issued in connection with the Closing and the sum of $2,255,531 to Fleet National Bank, formerly Bank of Boston, ("Fleet") pursuant to the terms of a Release Letter dated November 17, 2000 ("Fleet Release Letter").

3. Seller has been unable to deliver original titles to certain of the titled assets being purchased by Buyer pursuant to the Agreement (the "Specific Assets"), which titles are purportedly with First Union (the "First Union Titles") or Fleet (the "Fleet Titles"). As a result, (a) an amount equal to $4,400,000 (the "First Union Escrow") is being held in escrow by First Union pursuant to the terms of an Escrow Agreement ("First Union Escrow Agreement") in respect of the First Union Titles; and (b) an amount equal to $2,255,531 (the "Fleet Escrow") is being held in escrow by Fleet pursuant to the terms of an Escrow Agreement (the "Fleet Escrow Agreement") in respect of the Fleet Titles.

4. Seller shall deliver to Buyer original title to each piece of the Specific Assets represented by the First Union Titles, either (a) noted with the lien of First Union, together with all necessary endorsements and other documents required to remove such party's lien thereon or (b) not noted with First Union's lien but with respect to which Summit Business Capital Corp. ("Summit") has been able to cause its lien to be noted thereon. In the event Seller cannot deliver title to any of the Specific Assets in the form set forth in Subsections 4(a) or 4(b), then Buyer shall have the right to put to Seller and Seller shall have the obligation to purchase (in event of such put from Buyer) any such piece of the Specific Assets for the sum of $16,117.21 each. In such case Buyer shall have the right to notify First Union that it has exercised such put specifying the piece of the Specific Assets for which the put has been exercised and First Union shall make payment out of the applicable First Union Escrow directly to Summit at the rate set forth and pursuant to the terms of the First Union Escrow Agreement.

5. Seller shall deliver to Buyer original title to each piece of the Specific Assets represented by the Fleet Titles, either (a) noted with the lien of Fleet, together with all necessary endorsements and other documents required to remove such party's lien thereon or (b) not noted with Fleet's lien but with respect to which Summit Business Capital Corp. ("Summit") has been able to cause its lien to be noted thereon. In the event Seller cannot deliver title to any of the Specific Assets in the form set forth in Subsections 5(a) or 5(b), then Buyer shall have the right to put to Seller and Seller shall have the obligation to purchase (in event of such put from Buyer) any such piece of Equipment for the sum of $16,707.64 each. In such case Buyer shall have the right to notify Fleet that it has exercised its put specifying the piece of Equipment for which the put has been exercised and Fleet shall make payment out of the Fleet Escrow directly to Summit Business Capital Corp. at the rate set forth and pursuant to the terms of the Fleet Escrow Agreement.

6. Sums may be withdrawn from the Escrows at the applicable rates set forth in the First Union Escrow Agreement or the Fleet Escrow Agreement, as applicable, for each original title for the Specific Assets delivered to Summit either (a) noted with the lien of First Union or Fleet, as applicable, together with all necessary endorsements and other documents required to remove such party's lien thereon or (b) not noted with First Union's or Fleet's lien but with respect to which Summit has been able to cause its lien to be noted thereon.

7. Seller agrees to assist the Buyer in the transfer of title in and to the Specific Assets. Seller hereby irrevocably makes, constitutes and appoints Buyer (and any of Buyer's designated officers, employees, members or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to prepare, file and sign Seller's name or names on any title or lien certificate to transfer title in and to any of the Specific Assets from Seller to Buyer, and for no other purpose. Seller ratifies and approves all acts of said attorneys and agrees that said attorneys shall not be liable for any acts of co-mission or omission, nor for any error of judgment or mistake of fact or law, except willful misconduct. This power, being coupled with an interest, is irrevocable.

8. Seller and Buyer hereby agree to direct Commerce Bank to transfer the sum of $250,000 held in the deposit account under the Agreement to an account to fund the escrow account for indemnification under the Agreement pursuant to the terms of the Escrow Account for Indemnification Agreement dated November 16, 2000.

9. All other terms and conditions of the Agreement shall remain in full force and effect and binding upon the parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Addendum as of the date above-written in any number of counterparts, each of which fully executed counterpart shall be deemed an original for all purposes.

                        MATLACK LEASING, LLC
                        By:
                        Name:
                        Title:

                        MATLACK LEASING CORPORATION
                        By:
                        Name:
                        Title:

                        MATLACK, INC.
                        By:
                        Name:
                        Title: